Exhibit 10.5

TABULA RASA HEALTHCARE, INC.

2016 OMNIBUS INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK SUMMARY OF GRANT

Tabula Rasa Healthcare, Inc., a Delaware corporation (the “Company”), pursuant to its 2016 Omnibus Incentive Compensation Plan (the “Plan”), hereby grants to the individual listed below (the “Participant”), restricted stock of the Company (“Company Stock”) that may become vested as set forth below (the “Restricted Stock”).  The Restricted Stock is subject in all respects to the terms and conditions set forth herein, in the Restricted Stock Grant Agreement attached hereto as Exhibit A (the “Restricted Stock Grant Agreement”) and the Plan, each of which is incorporated herein by reference and made part hereof.  Unless otherwise defined herein, capitalized terms used in this Restricted Stock Summary of Grant (the “Summary of Grant”) and the Restricted Stock Grant Agreement shall have the meanings set forth in the Plan.

Participant:	[●]
Date of Grant:	[●]
Total Number of Shares Granted:	[●] shares of Company Stock
Vesting Schedule:

Except as set forth herein, the Restricted Stock shall vest on the following dates (each, a “Vesting Date”), provided that the Participant continues to be employed by, or provide service to, the Employer from the Date of Grant through the applicable Vesting Date:

[●]

The Restricted Stock shall be fully vested on [●] if the Participant is employed by, or providing services to, the Employer on such date.

Vesting Upon Certain Termination and Other Events:	[●]

Participant Acceptance:

By signing the acknowledgement below, the Participant agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Grant Agreement and this Summary of Grant and accepts the Restricted Stock.  The Participant accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Summary of Grant or the Restricted Stock Grant Agreement.

The Participant acknowledges delivery of the Plan and the Plan prospectus together this with this Summary of Grant and the Restricted Stock Grant Agreement.  Additional copies of the Plan and the Plan prospectus are available by contacting [●] at [●].

Agreed and accepted:

Participant

Date

EXHIBIT A

TABULA RASA HEALTHCARE, INC.

RESTRICTED STOCK GRANT AGREEMENT

(Pursuant to the 2016 Omnibus Incentive Compensation Plan)

This Restricted Stock Grant Agreement (this “Agreement”) is delivered by Tabula Rasa Healthcare, Inc., a Delaware corporation (the “Company”), pursuant to the Summary of Grant delivered with this Agreement to the individual named in the Summary of Grant (the “Participant”).  The Summary of Grant, which specifies the Participant, the date as of which the grant is made (the “Date of Grant”), the vesting schedule and other specific details of the grant is incorporated herein by reference.

1.Restricted Stock Grant.  Upon the terms and conditions set forth in this Agreement and in the Company’s 2016 Omnibus Incentive Compensation Plan (the “Plan”), the Company hereby grants to the Participant shares of common stock of the Company (“Company Stock”) in the amount and on the terms set forth below, in the Summary of Grant, and in the Plan (the “Restricted Stock”). ”). Shares of Restricted Stock may not be transferred by the Participant or subjected to any security interest until the shares have become vested pursuant to this Agreement and the Plan. This Agreement is made pursuant to the Plan and is subject in its entirety to all applicable provisions of the Plan.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Plan.  The Participant agrees to be bound by all of the terms and conditions of the Plan.

2.Vesting and Nonassignability of Restricted Stock.

(a)The shares of Restricted Stock shall become vested, and the restrictions described in Sections 2(b) and 2(c) shall lapse, upon the Participant’s satisfaction of the requirements of the Vesting Schedule set forth in the Summary of Grant.

(b)If the Participant ceases to be employed by, or provide service to, the Employer for any reason before the Restricted Stock fully vests, the shares of Restricted Stock that are not then vested shall be forfeited and must be immediately returned to the Company.

(c)During the period before the shares of Restricted Stock vest (the “Restriction Period”), the non-vested Restricted Stock may not be assigned, transferred, pledged or otherwise disposed of by the Participant. Any attempt to assign, transfer, pledge or otherwise dispose of the shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the shares, shall be null, void and without effect.

3.Issuance of Certificate.

(a)Stock certificates representing the Restricted Stock may be issued by the Company and held in escrow by the Company until the Restricted Stock vests, or the Company may hold non-certificated shares until the Restricted Stock vests. During the Restriction Period, the Participant shall receive any cash dividends with respect to the shares of Restricted Stock, may vote the shares of Restricted Stock and may participate in any distribution pursuant to a plan of dissolution or complete liquidation of the Company. In the event of a dividend or distribution payable in stock or other property or a reclassification, split up or similar event during the Restriction Period, the shares or other property issued or declared with respect to the non-vested shares of Restricted Stock shall be subject to the same terms and conditions relating to vesting as the shares to which they relate.

(b)Except as set forth in the Summary of Grant, when the Participant obtains a vested right to shares of Restricted Stock, a certificate representing the vested shares shall be issued to the Participant, free of the restrictions under Section 2 of this Agreement.

(c)The obligation of the Company to deliver shares upon the vesting of the Restricted Stock shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriately to comply with relevant securities laws and regulations.

4.Change of Control.  Unless otherwise set forth in the Summary of Grant, the provisions of the Plan applicable to a Change of Control shall apply to the Restricted Stock, and, in the event of a Change of Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.

5.Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  This grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares, (c) changes in capitalization of the Company and (d) other requirements of applicable law.  The Committee shall have the authority to interpret and construe this grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

6.Withholding.  [All obligations of the Company to deliver shares of Company Stock shall be subject to the rights of the Company to withhold amounts required by law for any Federal Insurance Contributions Act (FICA), federal income, state, local and other tax liabilities (“Withholding Taxes”).  By accepting this Agreement, Participant hereby: (i) elects, effective on the date Participant accepts this Agreement, to sell shares of Company Stock in an amount having an aggregate Fair Market Value equal to the Withholding Taxes, and to allow the designated broker (the “Broker”) to remit the cash proceeds of such sale to the Company (a “Sell to Cover”); (ii) directs the Company to make a cash payment to satisfy the Withholding Taxes from the cash proceeds of such sale directly to the appropriate taxing authorities; and (iii) represents and warrants that (1) on the date Participant accepts this Agreement he or she is not aware of any material, nonpublic information with respect to the Company or any securities of the Company, is not subject to any legal, regulatory or contractual restriction that would prevent the Broker from conducting sales, does not have, and will not attempt to exercise, authority, influence or control over any sales of shares of Company stock effected by the Broker pursuant to this Agreement, (2) is entering into the Agreement and this election to Sell to Cover in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (regarding trading of the Company’s securities on the basis of material nonpublic information) under the 1934 Act, and (3) it is Participant’s intent that this election to Sell to Cover comply with the requirements of Rule 10b5-

1(c)(1) under the 1934 Act and be interpreted to comply with the requirements of Rule 10b5-1(c) under the 1934 Act.  Participant further acknowledges that by accepting this Agreement, Participant is adopting a 10b5-1 Plan to permit Participant to conduct a Sell to Cover sufficient to satisfy the Withholding Taxes.  All obligations to pay any dividend equivalents, if any, will be paid net of any Withholding Taxes.] OR [All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable.  Subject to Committee approval, the Participant may elect to satisfy any tax withholding obligation of the Employer with respect to the Restricted Stock by having shares of Company Stock withheld up to an amount that does not exceed the applicable withholding tax rate for federal (including FICA), state and local tax liabilities.  Unless the Committee determines otherwise, share withholding for taxes shall not exceed the Participant’s minimum applicable tax withholding amount.]

7.Section 83(b) Election.  The Participant hereby acknowledges that the Participant has been informed that, with respect to the Restricted Stock, the Participant may file an election with the Internal Revenue Service, within 30 days of the execution of this Agreement, electing pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, (the “Code”) to be taxed currently on any difference between the purchase price of the Restricted Stock and their fair market value on the date of purchase. Absent such an election, taxable income will be measured and recognized by the Participant at the time or times at which the forfeiture restrictions on the Restricted Stock lapse. The Participant is strongly encouraged to seek the advice of his own tax consultants in connection with the issuance of the Restricted Stock and the advisability of filing of the election under Section 83(b) of the Code. A form of Election under Section 83(b) is attached hereto as Exhibit B for reference.

THE PARTICIPANT ACKNOWLEDGES THAT IT IS NOT THE COMPANY’S, BUT RATHER THE PARTICIPANT’S SOLE RESPONSIBILITY TO FILE THE ELECTION UNDER SECTION 83(b) TIMELY.

8.Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the Restricted Stock granted hereby and may not be changed orally but only by an instrument in writing signed by the party against whom enforcement of any change, modification or extension is sought.

9.No Employment or Other Rights.  This Agreement shall not confer upon the Participant any right to be retained in the employment of the Employer and shall not interfere in any way with the right of the Employer to terminate the Participant’s employment at any time.  The right of the Employer to terminate at will the Participant’s employment at any time for any reason is specifically reserved.

10.Notice.  Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the General Counsel at the Company’s corporate headquarters, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll records of the Company, or to such other address as the Participant may designate to the Company in writing.  Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

11.Assignment by Company.  The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Participant’s consent.

12.Recoupment Policy.  The Participant agrees that, subject to the requirements of applicable law, if the Participant breaches any restrictive covenant agreement between the Participant and the Employer or otherwise engages in activities that constitute Cause either while employed by, or providing service to, the Employer or within two years thereafter, the Company may require that the Participant forfeit any unvested Restricted Stock and/or return to the Company all, or such portion as the Committee may determine, of the vested Restricted Stock then held by the Participant, as applicable on such terms as the Committee shall determine; in the event that the Participant no longer owns the shares, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of any sale or other disposition of the shares (or, in the event the Participant transfers the shares by gift or otherwise without consideration, the Fair Market Value of the shares on the date of the breach of any restrictive covenant agreement or activity constituting Cause).  The Participant agrees that payment by the Participant shall be made in such manner and on such terms and conditions as may be required by the Committee and the Employer shall be entitled to set off against the amount of any such payment any amounts otherwise owed to the Participant by the Employer.  In addition, the Participant agrees that the Restricted Stock shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time.

13.Applicable Law.  The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

14.Application of Section 409A of the Code.  This Agreement is intended to be exempt from section 409A of the Code and to the extent this Agreement is subject to section 409A of the Code, it shall in all respects be administered in accordance with section 409A of the Code.

EXHIBIT B

INSTRUCTIONS FOR FILING SECTION 83(B) ELECTION

Attached is a form of election under section 83(b) of the Internal Revenue Code.  If you wish to make such an election, you should complete, sign and date the election and then proceed as follows:

1.Execute three counterparts of your completed election (plus one extra counterpart for each person other than you, if any who receives property that is the subject of your election), retaining at least one photocopy for your records.

2.Send one counterpart to the Internal Revenue Service Center with which you will file your Federal income tax return for the current year (e.g., Kansas City, Missouri for Pennsylvania residents but see the below chart) via certified mail, return receipt requested.  THE ELECTION SHOULD BE SENT IMMEDIATELY, AS YOU ONLY HAVE 30 DAYS FROM THE ISSUANCE/PURCHASE/GRANT DATE WITHIN WHICH TO MAKE THE ELECTION – NO WAIVERS, LATE FILINGS OR EXTENSIONS ARE PERMITTED.

3.Deliver one counterpart of the completed election to the Company for its files.

4.If anyone other than you (e.g., one of your family members) will receive property that is the subject of your election, deliver one counterpart of the completed election to each such person.

5.Attach one counterpart of the completed election to your Federal income tax return for this year when you file that return next year.

Section 83(b) Election Form

This election is being made under section 83(b) of the Internal Revenue Code of 1986, as amended, pursuant to Treasury Regulation Section 1.83-2.

(1)

Name of taxpayer making election:
Address:
Social Security Number:
Tax Year for which election is being made:

(2)The property with respect to which the election is being made: ________ shares of common stock of ___________ (“Shares”).

(3)Date the property was transferred: _____________ ___, ____.

(4)Forfeiture provision:  The Shares are subject to forfeiture to the Company if the taxpayer ceases to provide service to the Company during the restriction period.  The restriction period lapses according to the following schedule, if the taxpayer is employed by, or providing service to, the Employer (as defined in the Company’s Equity Compensation Plan”) on the applicable vesting date:

Vesting Date	Percentage of Shares of Restricted Stock that Will Vest

(5)The fair market value at the time of the transfer of the Shares (determined without regard to any restriction other than a restriction that by its terms will never lapse) is $_____ per Share x Shares = $_______.

(6)The amount paid for the Shares is $________ per Share x ____ Shares = $______ aggregate consideration.

(7)The amount to include in gross income is $_____.

The undersigned taxpayer will file this election with the Internal Revenue Service office with which taxpayer files his or her annual income tax return not later than 30 days after the date of transfer of the property. A copy of the election also will be furnished to the Company. Additionally, the undersigned will include a copy of the election with his or her income tax return for the taxable year in which the property is transferred. The undersigned is the person performing the services in connection with which the property was transferred.

____________________________

Taxpayer

[Sample Transmittal Letter]

______________, 201__

VIA CERTIFIED MAIL

Internal Revenue Service Center

[Insert location where tax return is filed]

Re:Filing of 83(b) Election

To Whom It May Concern:

Enclosed for filing as of ______________ ___, 201_ (the postmark of this package) is an 83(b) election for taxpayer [Name], social security number ______________.

Kindly (i) accept the 83(b) election for filing effective today, (ii) date stamp the enclosed copies of this letter and of the 83(b) election as evidence of such filing, and (iii) return the dated stamped copies of the letter and of the 83(b) election to me in the enclosed self-addressed stamped envelope.  Thank you.

Sincerely,

[Name]
[Address]

Enclosure

IRS SERVICE CENTERS

for

83(b) Election Forms

(Based on filing locations for 2013 Federal Income Tax Return)

Questions: 1-800-829-10401

If you live in:
Alabama, Kentucky, Louisiana, Mississippi, Tennessee, Texas	Department of the Treasury Internal Revenue Service Austin, TX 73301-0002

Alaska, Arizona, Arkansas, California, Colorado, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Michigan, Minnesota, Montana, Nebraska, Nevada, New Mexico, North Dakota, Oklahoma, Oregon, South Dakota, Utah, Washington, Wisconsin, Wyoming

Department of the Treasury Internal Revenue Service Fresno, CA 93888-0002

Connecticut, Delaware, District of Columbia, Florida, Georgia, Maine, Maryland, Massachusetts, Missouri, New Hampshire, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Vermont, Virginia, West Virginia

Department of the Treasury Internal Revenue Service Kansas City, MO 64999-0002

A foreign country, American Samoa, or Puerto Rico (or are excluding income under Internal Revenue Code Section 933), or use an APO or FPO address, or file Form 2555, 2555-EZ, or 4563, or are a dual-status alien or non-permanent resident of Guam or the Virgin Islands**

Department of the Treasury Internal Revenue Service Austin, TX 73301-0215 USA

** Permanent residents of Guam should use: Department of Revenue and Taxation, Government of Guam, P.O. Box 23607, GMF, GU 96921; permanent residents of the Virgin Islands should use: V.I. Bureau of Internal Revenue, 9601 Estate Thomas, Charlotte Amalie, St. Thomas, VI 00802.

1Please consult with your own tax advisor regarding which IRS location your completed Section 83(b) form should be filed with.